EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated this 6th day of August, 2013, by and between COLUMBIA PROPERTY TRUST, INC., a Maryland real estate investment trust, with its principal place of business at One Glenlake Parkway, Suite 1200, Atlanta, Georgia 30328 (the “Company”), and E. NELSON MILLS (“Executive”).
WHEREAS, the Company wishes to employ Executive, and Executive wishes to accept such employment, on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, the Company and Executive, each intending to be legally bound, covenant and agree as follows:
1.Employment and Term. Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby employs Executive, and Executive hereby accepts such employment, for the term commencing on August 6, 2013 (the “Effective Date”) and, unless otherwise earlier terminated pursuant to Section 4 hereof, ending on December 31, 2016 (the “Term”). If the Term expires and Executive and Company agree that Executive will remain employed by the Company but do not enter into a new employment agreement, then such employment shall be “at-will” and this Agreement will be of no further force and effect other than with respect to the provisions of this Agreement that are expressly intended to survive the expiration of the Term.

2.Duties. During the Term, Executive shall be employed by the Company as the Company's Chief Executive Officer and President and, as such, Executive shall faithfully and to the best of his ability perform for the Company the duties of such offices and shall perform such other duties of an executive, managerial or administrative nature, which are consistent with such offices, as shall be specified and designated from time to time by the Board of Directors of the Company (the “Board”), and as an officer, manager, agent, director or other representative with respect to any subsidiary, affiliate or joint venture of the Company (each a “Subsidiary”) consistent with Executive's position; provided, however, that Executive's service in such positions with any Subsidiary that is not majority owned by the Company shall be subject to the mutual agreement of Executive and the Company. Executive shall report to the Board and the Chairman of the Board. Executive shall serve as a member of the Board (subject to Executive's nomination and election as a member of the Board for subsequent terms) and, at the request of the Board, as a member of the board of directors (or equivalent) of any Subsidiary without additional compensation. Executive shall devote his business time and effort exclusively to the performance of his duties hereunder and shall not be employed by, or provide business services to, any other person or entity. Notwithstanding the foregoing, nothing herein shall prohibit Executive from (a) engaging in personal investment activities for Executive and his family that do not give rise to any conflict of interests with the Company or its affiliates; (b) continuing to serve in directorships that Executive serves in at the time of the Effective Date and that have been disclosed to the Company prior to the Effective Date; (c) subject to prior approval of the Board, accepting directorships unrelated to the Company that do not give rise to any conflict of interests with the Company or its affiliates; and (d) engaging in charitable and civic activities, so long as such activities and outside interests described in clauses (a), (b), (c) and (d) hereof do not interfere, in any material respect, with the performance of Executive's duties hereunder. Executive shall perform his duties at the principal office of the Company.

3.Compensation.
3.1Salary. The Company shall pay Executive during the Term an initial base salary at the rate of $675,000 per annum (the “Base Salary”), in accordance with the customary payroll practices of the Company applicable to executive officers, which Base Salary shall be pro-rated with respect to any partial calendar year with respect to which Executive is employed by the Company or any Subsidiary. The Compensation Committee of the Board (the “Compensation Committee”) shall review Executive's Base Salary on an annual basis and may provide for increases in Base Salary as it may in its discretion deem appropriate; any such increase shall be deemed thereafter the Base Salary for purposes of this Agreement. The Base Salary shall not be decreased during the Term without the written consent of Executive.
3.2Cash Bonus. For each calendar year during the Term that Executive is employed by the Company, the Executive shall be eligible to earn a cash bonus (the “Cash Bonus”), the amount of which will be determined by the Compensation Committee; provided that, except as otherwise set forth in Sections 4.4, 4.5 and 4.6, Executive shall only be entitled to receive a Cash Bonus with respect to a calendar year if Executive remains employed by the Company through the date of payment of the Cash Bonus with respect to such calendar year. For each calendar year of the Term, the annual target Cash Bonus for Executive will be an amount equal to one hundred percent (100%) of Executive's Base Salary for such calendar year (the “Target Cash Bonus”). The Compensation Committee will establish metrics applicable to the business performance of the Company and Executive's performance which, along with the exercise of discretion by the Compensation Committee, will determine the amount of Executive's Cash Bonus award on an annual basis. Each Cash Bonus shall be payable no later than thirty (30) days after the completion of the audit of the Company's annual financial statements for the applicable calendar year, but in no event before the first day, or later than March 15th, of the calendar year following the end of the calendar year for which such bonus has been earned.
3.3Long Term Incentive Award. For each calendar year during the Term that Executive is employed by the Company, Executive shall be eligible to participate in any long term incentive plan of the Company in effect from time to time (as such plan is approved by the shareholders of the Company) (the “Incentive Plan”). All long term incentive awards granted under the Incentive Plan shall be granted by the Compensation Committee (each a “Long Term Incentive Award”); provided, however, subject to the provisions of Section 4 hereof, Executive shall only be entitled to receive a Long Term Incentive Award with respect to a calendar year if Executive remains employed by the Company through the date of the grant of such award. Long Term Incentive Award grants during the Term under the Incentive Plan shall be made at such times, in such amounts and on such terms (including, without limitation, vesting provisions) as the Compensation Committee shall determine in its sole discretion; provided, however, Long Term Incentive Awards granted in respect of Executive's or the Company's performance for a Performance Period prior to the year of grant may be subject to time-based vesting, but not additional performance based vesting, conditions. Each Long Term Incentive Award shall be subject to the Incentive Plan and the award agreement pursuant to which such Long Term Incentive Award is granted.
3.4Employee Benefits. So long as Executive is employed by the Company pursuant to this Agreement, he shall be included as an eligible participant in all present and future employee benefit and retirement plans of the Company generally available to its employees, consistent with his position with the Company, and Executive and his dependents shall have the right to be included in the Company's hospitalization, major medical, disability and group life insurance plans to the extent permitted by such plans. Executive acknowledges that, notwithstanding any of the provisions of this Agreement, any of the Company's benefit plans and programs may be modified from time to time and that the Company is not required to continue any plan or program currently in effect or adopted hereafter.
3.5Vacation. Executive shall be entitled to twenty (20) vacation days per calendar year, which number shall be pro-rated with respect to any partial calendar year with respect to which Executive is employed by the Company or any Subsidiary and which vacation days shall otherwise be taken consistent with the Company's vacation policies. Executive shall not take more than two (2) consecutive weeks of vacation without prior approval. Vacation and other paid time-off (“PTO”) shall be taken and provided in accordance with the Company's vacation and PTO policies and plans for executive officers. Unused vacation shall not accrue or carry over from year to year.
3.6Expenses. During the Term, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder in accordance with the Company's policies as in effect from time to time for executive officers.
3.7Clawback. Notwithstanding any other provisions in this Agreement to the contrary, any bonus, incentive-based, equity-based or other similar compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is required to be recovered under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

4.Termination. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 4 shall exclusively govern Executive's rights (except as otherwise expressly set forth herein) upon termination of employment with the Company. Following Executive's termination of employment, except as set forth in this Section 4, Executive (and Executive's legal representative and estate) shall have no further rights to any compensation or any other benefits under this Agreement.
4.1Definitions.
(a)“Accrued Bonus” means any Cash Bonus for a calendar year ended prior to the termination date of Executive's employment (i) with respect to which the Compensation Committee determines, in its reasonable discretion, that the performance goals, conditions or metrics related thereto have been achieved; and (ii) which has not been paid to Executive on or before the termination date of Executive's employment.
(b) “Accrued Rights” means the sum of the following: (i) any accrued but unpaid Base Salary through the date of termination; (ii) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy through the date of termination; (iii) such rights, if any, under any award granted to Executive pursuant to the Incentive Plan (including, but not limited to, any vested Long Term Incentive Awards) and other compensation arrangements; and (iv) benefits due under any indemnification, insurance or other plan or arrangement to which Executive may be entitled according to the documents governing such plans or arrangements (including, without limitation, this Agreement), including, but not limited to, coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) to which he and/or his beneficiaries may be entitled under Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and all related state and local laws.
(c)“Cause” means any of the following: (i) any intentional misconduct by Executive in connection with the Company's or any Subsidiary's business or relating to Executive's duties hereunder or a willful violation of law by Executive in connection with the Company's or any Subsidiary's business or relating to Executive's duties hereunder; (ii) an act of fraud, conversion, misappropriation or embezzlement by Executive with respect to the Company's or any Subsidiary's assets or business or assets in the possession or control of the Company or any Subsidiary; (iii) Executive's conviction of, indictment for (or its procedural equivalent) or entering a guilty plea or plea of no contest with respect to a felony; (iv) any act of dishonesty committed by Executive in connection with the Company's or any Subsidiary's business or relating to Executive's duties hereunder; (v) the willful neglect of material duties of Executive or gross misconduct by Executive; (vi) substance abuse that, in the Board's good faith determination, materially interferes with the performance of Executive's duties to the Company or any Subsidiary; (vii) Executive's material failure to (A) comply with the Company's reasonable and customary guidelines of employment or reasonable and customary corporate governance guidelines or policies, including, without limitation, any business code of ethics adopted by the Board, or (B) use good faith efforts to comply with the directives of the Board (provided that such directives are consistent with the material terms of this Agreement and applicable law); (viii) any other failure (other than any failure resulting from incapacity due to physical or mental illness) by Executive to perform his material and reasonable duties and responsibilities as an employee or director of the Company or any Subsidiary; or (ix) any breach of the provisions of Section 5; provided that no condition or circumstance set forth in clause (vii), (viii) or (ix) shall constitute Cause unless such condition or circumstance continues without cure, if curable, reasonably satisfactory to the Board within ten (10) days following written notice thereof from the Company or any Subsidiary (except in the case of a willful failure to perform his duties or a willful breach, which shall require no notice or allow no such cure right). For purposes of the foregoing sentence, no act, or failure to act, on Executive's part shall be considered “willful” unless Executive acted, or failed to act, in bad faith or without reasonable belief that his act or failure to act was in the best interest of the Company or any Subsidiary.
(d)“Change of Control” shall be deemed to have occurred if:
(i)any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding the Company, any entity controlling, controlled by or under common control with the Company, any director, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and Executive and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which Executive is a member), is or becomes, in connection with a transaction or series of transactions, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding voting securities; or
(ii)there shall occur any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate fifty percent (50%) or more of the combined voting power of the securities of the surviving entity or any parent entity thereof, as applicable; or
(iii)there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or
(iv)the members of the Board at the beginning of the Term (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any director whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the members of the Board then still in office who were then Incumbent Directors, shall be deemed to be an Incumbent Director; provided, however, any person who is elected as a director as a result of, or in connection with, (A) any consolidation, merger or reorganization of the Company or any similar transaction or series of related transactions, or (B) a solicitation of proxies by, or on behalf of, any person other than the Board shall not constitute an Incumbent Director.
(e)“Current Year LTIP Award” means the dollar value of a Long Term Incentive Award that Executive would be entitled to have granted to him in a subsequent Performance Period for the then current Performance Period, subject to the satisfaction of performance goals, conditions or metrics that have been established by the Compensation Committee for the then current Performance Period provided that Executive is employed by the Company on the date of the grant of such award.
(f)“Disability” means physical or mental incapacity whereby Executive is unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the essential functions of Executive's duties.
(g)“Good Reason” shall exist where Executive gives notice to the Board of the occurrence of any of the following without his express written consent: (i) the failure of the Company to pay or cause to be paid Executive's Base Salary, Cash Bonus or any other material compensation or benefits within five (5) days of the date due; (ii) a material diminution in Executive's status, including title, position, duties, authority or responsibility; (iii) the relocation of the Company's executive offices to a location outside of a fifty (50) mile radius of the Company's headquarters as of the date of this Agreement; (iv) the Company directs Executive to engage in any unlawful activity; or (v) failure of the Board to nominate Executive for election to the Board. Notwithstanding the foregoing, (A) Good Reason shall not be deemed to exist (I) unless Executive gives to the Company a written notice identifying the event or condition purportedly giving rise to Good Reason expressly referencing this Section 4.1(g) within ninety (90) days of such event or the initial existence of such condition or (II) at any time while there exists an event or condition which could serve as the basis of a termination of Executive's employment for Cause; and (B) if there exists an event or condition that constitutes Good Reason, then the Company shall have thirty (30) days from the date notice of Good Reason is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason hereunder; and if the Company does not cure such event or condition within such thirty (30) day period, then Executive shall have ten (10) business days thereafter to give the Company notice of termination of employment on account thereof (specifying a termination date no less than ten (10) days, nor more than thirty (30) days, after the date of such notice of termination).
(h)“Performance Period” means the period of performance based on which a Long Term Incentive Award may be granted or may vest, subject to the satisfaction of performance goals, conditions or metrics for such period determined by the Compensation Committee.
(i)“Pro-Rata Acceleration” means, with respect to any unvested Long Term Incentive Award subject to subsequent performance-based vesting conditions, that, upon the Compensation Committee's determination that the performance goals, conditions or metrics related to the applicable Long Term Incentive Award have been achieved (which performance goals, conditions or metrics may be pro-rated in the sole discretion of the Compensation Committee to reflect the period during the applicable Performance Period that Executive was actually employed by the Company or any Subsidiary), such Long Term Incentive Award will vest pro-rata based on a fraction, the numerator of which is the number of days during the applicable Performance Period that the Executive was actually employed by the Company or any Subsidiary, and the denominator of which is the total number of days during the Performance Period.
4.2Termination by the Company for Cause or by Executive's Resignation without Good Reason. During the Term, the Term of this Agreement and Executive's employment hereunder may be terminated by the Company for Cause and shall terminate upon Executive's resignation without Good Reason, and in either case Executive shall be entitled to receive his Accrued Rights. Upon a termination, during the Term, by the Company for Cause or by Executive's resignation without Good Reason, any unvested Long Term Incentive Awards shall be forfeited.
4.3Death/Disability. During the Term, the Term of this Agreement and Executive's employment hereunder shall terminate upon Executive's death or Disability, and in either case Executive shall be entitled to receive (a) his Accrued Rights, and (b) upon the Compensation Committee's determination, in its reasonable discretion, that the performance goals, conditions or metrics related to the Current Year LTIP Award have been achieved (which performance goals, conditions or metrics may be pro-rated in the sole discretion of the Compensation Committee to reflect the period during the then current Performance Period that Executive was actually employed by the Company or any Subsidiary) and, if so, at what level, an amount equal to the pro-rata portion of the Current Year LTIP Award corresponding to such level of achievement determined by the Compensation Committee, which pro-rata portion shall be based on a fraction, the numerator of which is the number of days during the then current Performance Period that the Executive was actually employed by the Company or any Subsidiary, and the denominator of which is the total number of days in the then current Performance Period. The amount payable pursuant to clause (a) of this Section 4.3 shall be payable in a lump sum no later than ten (10) days following the date of the termination of Executive's employment. The amount payable pursuant to clause (b) of this Section 4.3, if any, shall be payable in a lump sum no later than thirty (30) days following the determination of the Compensation Committee of Executive's entitlement to receive a Current Year LTIP Award, but no later than March 15th of the calendar year following the date of the termination of Executive's employment. In addition, upon a termination, during the Term, as a result of Executive's death or Disability, any unvested Long Term Incentive Award (i) that is subject solely to a time-based vesting condition will become vested immediately, and (ii) that is subject to subsequent performance-based vesting conditions will vest, if at all, based on Pro-Rata Acceleration. Executive or his representative shall have ninety (90) days or the period specified in the grant or award, whichever is greater, to exercise any rights contained in any such grant or award that are subject to exercise by Executive.
4.4Termination by the Company without Cause or Resignation by Executive for Good Reason. During the Term, the Term of this Agreement and Executive's employment hereunder may be terminated by the Company without Cause at any time and for any reason or by Executive's resignation for Good Reason at any time upon ten (10) days written notice by the terminating party, although the Company may waive services during that period. If, during the Term, Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if, during the Term, Executive resigns for Good Reason, then Executive shall be entitled to receive (a) the Accrued Rights, (b) any Accrued Bonus, and (c) the sum of (i) an amount equal to two (2) times Executive's annual Base Salary at the time of termination and (ii) an amount equal to (A) two (2) times Executive's Target Cash Bonus for calendar year 2013 if termination occurs prior to the payment date of Executive's Cash Bonus for 2013, or (B) two (2) times Executive's average Target Cash Bonus for the three (3) calendar years (or such lesser number of years during which Executive was employed hereunder) immediately preceding the year of termination if termination occurs after the payment date of Executive's Cash Bonus for 2013, which amounts shall be payable in a lump sum (subject to Section 6.1) as soon as practicable following the Release Effective Date (as defined in Section 4.7). In addition, in the event of a termination of employment pursuant to this Section 4.4 during the Term and upon the Compensation Committee's determination, in its reasonable discretion, that the performance goals, conditions or metrics related to the Current Year LTIP Award have been achieved (which performance goals, conditions or metrics may be pro-rated in the sole discretion of the Compensation Committee to reflect the period during the then current Performance Period that Executive was actually employed by the Company or any Subsidiary) and, if so, at what level, Executive shall be entitled to receive an amount equal to the pro-rata portion of the Current Year LTIP Award corresponding to such level of achievement determined by the Compensation Committee, which pro-rata portion shall be based on a fraction, the numerator of which is the number of days during the then current Performance Period that the Executive was actually employed by the Company or any Subsidiary, and the denominator of which is the total number of days in the then current Performance Period. The amount payable pursuant to the preceding sentence, if any, shall be payable in a lump sum no earlier than the Release Effective Date and no later than thirty (30) days following the determination of the Compensation Committee of Executive's entitlement to receive a Current Year LTIP Award, but no later than March 15th of the calendar year following the date of the termination of Executive's employment. In addition, in the event of a termination of employment pursuant to this Section 4.4 during the Term, if Executive timely and properly elects continuation coverage under COBRA, then the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by Executive for himself and his dependents and the monthly premium amount for such group health plan coverage paid by similarly situated active executives.  Executive shall be eligible to receive such reimbursement until the earliest of: (x) the eighteen (18) month anniversary of the date of termination of Executive's employment; (y) the date Executive is no longer eligible to receive COBRA continuation coverage; and (z) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer.  In addition, in the event of a termination of employment pursuant to this Section 4.4 during the Term, any unvested Long Term Incentive Award (I) that is subject solely to a time-based vesting condition will become vested immediately, and (II) that is subject to subsequent performance-based vesting conditions will vest, if at all, based on Pro-Rata Acceleration. Executive shall have ninety (90) days or the period specified in the grant or award, whichever is greater, to exercise any rights contained in any such grant or award that are subject to exercise by Executive.
4.5Termination following a Change of Control. In the event that, during the Term, Executive's employment hereunder is terminated by the Company or its successor without Cause or Executive resigns with Good Reason within twelve (12) months following a Change of Control, Executive shall be entitled to receive (a) the Accrued Rights, (b) any Accrued Bonus, and (c) the sum of (i) an amount equal to three (3) times Executive's annual Base Salary at the time of termination and (ii) an amount equal to (A) three (3) times Executive's Target Cash Bonus for calendar year 2013 if termination occurs prior to the payment date of Executive's Cash Bonus for 2013, or (B) three (3) times Executive's average Target Cash Bonus for the three (3) calendar years (or such lesser number of years during which Executive was employed hereunder) immediately preceding the year of termination if termination occurs after the payment date of Executive's Cash Bonus for 2013, which amounts shall be payable in a lump sum (subject to Section 6.1) as soon as practicable following the Release Effective Date. In addition, in the event of a termination of employment pursuant to this Section 4.5 during the Term and upon the Compensation Committee's determination, in its reasonable discretion, that the performance goals, conditions or metrics related to the Current Year LTIP Award have been achieved (which performance goals, conditions or metrics may be pro-rated in the sole discretion of the Compensation Committee to reflect the period during the then current Performance Period that Executive was actually employed by the Company or any Subsidiary) and, if so, at what level, Executive shall be entitled to receive an amount equal to the pro-rata portion of the Current Year LTIP Award corresponding to such level of achievement determined by the Compensation Committee, which pro-rata portion shall be based on a fraction, the numerator of which is the number of days during the then current Performance Period that the Executive was actually employed by the Company or any Subsidiary, and the denominator of which is the total number of days in the then current Performance Period. The amount payable pursuant to the preceding sentence, if any, shall be payable in a lump sum no earlier than the Release Effective Date and no later than thirty (30) days following the determination of the Compensation Committee of Executive's entitlement to receive a Current Year LTIP Award, but no later than March 15th of the calendar year following the date of the termination of Executive's employment. In addition, in the event of a termination of employment pursuant to this Section 4.5 during the Term, if Executive timely and properly elects continuation coverage under COBRA, then the Company shall reimburse Executive for the difference between the monthly COBRA premium paid by Executive for himself and his dependents and the monthly premium amount for such group health plan coverage paid by similarly situated active executives.  Executive shall be eligible to receive such reimbursement until the earliest of: (I) the eighteen (18) month anniversary of the date of termination of Executive's employment; (II) the date Executive is no longer eligible to receive COBRA continuation coverage; and (III) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer. In addition, in the event of a termination of employment pursuant to this Section 4.5 during the Term, any unvested Long Term Incentive Award (X) that is subject solely to a time-based vesting condition will become vested immediately, and (Y) that is subject to subsequent performance-based vesting conditions will vest, if at all, based on Pro-Rata Acceleration. Executive shall have ninety (90) days or the period specified in the grant or award, whichever is greater, to exercise any rights contained in any such grant or award that are subject to exercise by Executive. To the extent Executive is entitled to any payments, benefits and vesting conditions set forth in this Section 4.5, Executive shall not be entitled to any payments, benefits or vesting conditions set forth in Section 4.4 or Section 4.6.
4.6Termination of Employment by Expiration of the Term. If the Term of this Agreement expires in accordance with Section 1 hereof, and in connection with such expiration, Executive's employment with the Company is terminated by the Company or Executive resigns, then the provisions of Section 4.4 shall not apply and (a) Executive shall be entitled to receive the Accrued Rights and any Accrued Bonus, and (b) if, and contemporaneously with such expiration, Executive's employment by the Company is terminated by the Company without Cause or Executive resigns for Good Reason, then upon the

Compensation Committee's determination, in its reasonable discretion, that the performance goals, conditions or metrics related to the Current Year LTIP Award have been achieved (which performance goals, conditions or metrics may be pro-rated in the sole discretion of the Compensation Committee to reflect the period during the current Performance Period that Executive was actually employed by the Company or any Subsidiary) and, if so, at what level, Executive shall be entitled to receive an amount equal to the pro-rata portion of the Current Year LTIP Award corresponding to such level of achievement determined by the Compensation Committee, which pro-rata portion shall be based on a fraction, the numerator of which is the number of days during the then current Performance Period that the Executive was actually employed by the Company or any Subsidiary, and the denominator of which is the total number of days in the then current Performance Period. The amount payable pursuant to clause (b) of this Section 4.6, if any, shall be payable in a lump sum no earlier than the Release Effective Date and no later than thirty (30) days following the determination of the Compensation Committee of Executive's entitlement to receive a Current Year LTIP Award, but no later than March 15th of the calendar year following the date of the termination of Executive's employment. In addition, if Executive's employment is terminated pursuant to this Section 4.6, then any Long Term Incentive Award (i) that is subject solely to a time-based vesting condition will become vested immediately, and (ii) that is subject to subsequent performance-based vesting conditions will vest, if at all, based on Pro-Rata Acceleration. For purposes of this Section 4.6, in addition to those occurrences set forth in Section 4.1(g), “Good Reason” shall also exist upon the occurrence of a proposed reduction in Executive's Base Salary or a proposed material reduction in Executive's aggregate target compensation for the calendar year commencing immediately following the expiration of the Term; provided that such reduction occurs without Executive's express written consent.
4.7General Release. Notwithstanding anything herein to the contrary, Executive shall not be entitled to receive any payments or benefits, other than the Accrued Rights, pursuant to Section 4.4, Section 4.5, or Section 4.6 hereof (and Executive shall forfeit all rights to such payments) unless Executive has executed and delivered to the Company a general release in form and substance as attached hereto as Exhibit A (the “General Release”) within thirty (30) days after Executive's date of termination (the “Release Execution Period”), and such General Release remains in full force and effect, has not been revoked and is no longer subject to revocation, and Executive shall be entitled to receive such payments and benefits only so long as Executive has not materially breached any of the provisions of the General Release (as specified in and subject to the limitations set forth in Paragraph 3(c) of the General Release) or Section 5 hereof without cure of any such breach within ten (10) business days after a notice from the Company specifying the breach. If the General Release is executed and delivered and no longer subject to revocation as provided in the preceding sentence, then any cash payments due to Executive shall be paid (subject to Section 6.1) in accordance with the provisions of Section 4.4, Section 4.5 or Section 4.6, as applicable. For purposes of this Agreement, “Release Effective Date” means the date as of which the General Release, executed by Executive and delivered to the Company, is no longer subject to revocation. The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon the termination of Executive's employment, and any payments scheduled to be made after the Release Effective Date shall continue as provided herein. Notwithstanding the foregoing, if the Release Execution Period begins in one calendar year and ends in another calendar year and all or any portion of such payments constitute non-exempt deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then none of such payments shall begin until such second calendar year.
4.8Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written notice to the other party, which notice indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. For purposes of this Agreement, the termination date shall mean: (a) in the case of Executive's death, his date of death; (b) in the case of Executive's voluntary termination, the last day of employment; and (c) in all other cases, the date specified in the notice of termination.
4.9Employee Termination and Board/Committee/Officer Resignation. Upon termination of Executive's employment for any reason, Executive's employment with the Company and each Subsidiary shall be terminated automatically without any further action and Executive shall be deemed to have resigned, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and from any boards of directors (and any committees thereof) of any Subsidiary and as an officer of the Company and any Subsidiary. Executive shall confirm such resignation(s) in writing to the Company.
4.10Excess Parachute Payments.
(a)Certain Reductions in Agreement Payments. Anything in this Agreement to the contrary notwithstanding, in the event a nationally recognized independent accounting firm designated by the Company and reasonably acceptable to Executive (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company and any Subsidiary and each of their respective affiliates in the nature of compensation to or for Executive's benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Code Section 4999, the Accounting Firm shall determine as required below in this Section 4.10(a) whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined in Section 4.10(d)). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined in Section 4.10(d)) of aggregate Payments if Executive's Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate

Payments if Executive's Agreement Payments were so reduced, then Executive shall receive all Agreement Payments to which Executive is entitled.
(b)Accounting Firm Determinations. If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4.10 shall be binding upon the Company and Executive (absent manifest error) and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the date of Executive's termination. For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall first be made by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from date of Executive's termination. For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.
(c)Overpayments; Underpayments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(d)Definitions. The following terms shall have the following meanings for purposes of this Section 4.10:
(i)“Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.
(ii)“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive's taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant taxable year(s).
(e)Fees and Expenses. All fees and expenses of the Accounting Firm shall be paid solely by the Company.

5.Restrictive Covenants.
5.1Confidentiality.
(a)Executive agrees that he shall not, during the Term or thereafter, use, disclose or disseminate any Trade Secrets (as defined below) or other Confidential Information (as defined below) of, or relating to, the Company or any Subsidiary, except (i) as may be required to perform Executive's duties hereunder during the Term or as required by applicable law or legal process, or (ii) with the prior written consent of the Company. The obligations in this Section 5.1 shall (A) with respect to Trade Secrets, remain in effect as long as the information constitutes a Trade Secret under applicable law; and (B) with respect to Confidential Information, remain in effect so long as such information constitutes Confidential Information.
(b)“Confidential Information” means data and information: (i) relating to the Company's business, regardless of whether the data or information constitutes a Trade Secret; (ii) disclosed to Executive or of which Executive became aware of as a consequence of Executive's relationship with the Company or any Subsidiary; (iii) having value to the Company or any Subsidiary; (iv) not generally known to competitors of the Company; and (v) which includes, without limitation, Trade Secrets, methods of operation, information regarding acquisitions and dispositions, tenant (including prospective tenant) and lease information, shareholder information, financial information and projections, personnel data, information of any third party provided to the Company or any Subsidiary which the Company or Subsidiary is obligated to treat as confidential, and similar information; provided, however, that such term shall not mean data or information (A) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made without authorization from the Company; (B) which has been independently developed and disclosed by others; or (C) which has otherwise entered the public domain through lawful means.

(c)“Trade Secrets” means information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by, or available to, the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
5.2Non-solicitation.
(a)During the Term and for the eighteen (18) month period thereafter, Executive shall not, unless such solicitation is made on behalf of the Company or one of its Subsidiaries or such solicitation is made with the Company's prior written consent, directly or indirectly, solicit, recruit, induce or otherwise encourage any employee of the Company or any Subsidiary to (i) terminate his or her employment relationship with the Company or such Subsidiary (except during the Term in connection with the termination of an employee in a manner consistent with Executive's responsibilities as Chief Executive Officer and President of the Company and in compliance with the Company's and its Subsidiaries' policies), or (ii) be employed by, or otherwise provide consulting or other similar services to, any other person or entity engaged in the Company's business.
(b)During the Term and for the eighteen (18) month period thereafter, Executive will not, whether for his own account or for the account of any other person or entity, (i) intentionally interfere with the Company's or any Subsidiary's relationship with, or (ii) endeavor to entice away from the Company or any Subsidiary, any tenant, co-developer or joint venturer of the Company or any Subsidiary.
5.3Non-competition. During the Term and for a period of eighteen (18) months thereafter, unless Executive has obtained the prior written approval of the Board, Executive shall not (a) in the geographic territory of the United States of America, either (i) directly or indirectly, as an employee, consultant or otherwise, perform, for or on behalf of a Competing Business (as defined below), services that are the same as, or substantially similar to, the services that Executive performed for the Company or any Subsidiary or (ii) become employed as the Chief Executive Officer, Chief Financial Officer, President or Vice-President (or any similar position) of a Competing Business, or (b) have a financial interest in a Competing Business, including, without limitation, as a shareholder, officer, director or principal; provided, however, Executive may own, directly or indirectly, solely as a passive investment, one percent (1%) or less of any class of securities of any entity traded on any national securities exchange. “Competing Business” shall mean a real estate investment trust that is required to file periodic reports pursuant to the Exchange Act and that is engaged in a business more than fifty percent (50%) of which is devoted to acquiring, owning, operating, managing, developing or leasing commercial office real estate properties.
5.4Non-disparagement. Executive agrees not to take any action or say anything to any person during the Term or during the two (2) year period immediately following any termination of Executive's employment hereunder that disparages the Company or any Subsidiary.
5.5Company Policies. During the Term, Executive shall be subject to, and abide by, all written policies and procedures of the Company provided to him, including, without limitation, policies regarding the protection of confidential or proprietary information and intellectual property and potential conflicts of interest, except to the extent that such policies and procedures conflict with the other provisions of this Agreement, in which case this Agreement shall control. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version to the extent made known to him.
5.6Intellectual Property. As between Executive and the Company, the Company shall be the sole owner of all the products and proceeds of Executive's services hereunder including, without limitation, all materials, ideas, concepts, formats, suggestions, developments and other intellectual properties that Executive may acquire, obtain, develop or create during the Term in connection with his services hereunder, free and clear of any claims by Executive (or on behalf of Executive) of any kind or character whatsoever (other than Executive's rights and benefits hereunder). Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company's right, title and interest in and to any such products and proceeds of Executive's services hereunder (provided that any such assignment, certificate or instrument shall not require Executive to assign or transfer any rights in such intellectual property owned by any third party, if any).
5.7General; Continuing Effect of Section 5. Executive and the Company intend that: (a) this Section 5 shall be construed as a series of separate covenants; (b) if any portion of the restrictions set forth in this Section 5 should, for any reason whatsoever, be declared invalid by an arbitrator or a court of competent jurisdiction, then the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected; and (c) Executive declares that the territorial and time limitations set forth in this Section 5 are reasonable and properly required for the adequate protection of the business of the Company and its Subsidiaries. In the event that any such territorial or time limitation is deemed to be unenforceable by an arbitrator or a court of competent jurisdiction under applicable law, Executive agrees to the reduction of the subject territorial or time limitation to the area or period which such arbitrator or court shall have deemed enforceable. All of the provisions of this Section 5 are in addition to any other written agreements on the subjects covered herein that Executive may have with the Company or any of its Subsidiaries and are not meant to, and do not, excuse any additional obligations that Executive may have under such agreements. Executive acknowledges that: (i) the Company has separately bargained and paid additional consideration for the restrictive covenants set forth in this Section 5; and (ii) the Company will provide certain benefits to Executive hereunder in reliance on such covenants in view of the unique and essential nature of the services Executive will perform on behalf of the Company and the irreparable injury that would befall the Company should Executive breach such covenants.
5.8Specific Performance. Executive acknowledges and agrees that the confidentiality, non-solicitation, non-competition, intellectual property rights and other rights of the Company referred to in Section 5 of this Agreement are each of substantial value to the Company or its Subsidiaries and affiliates and that any breach of Section 5 by Executive would cause irreparable harm to the Company or its Subsidiaries, for which the Company or its Subsidiaries would have no adequate remedy at law. Therefore, in addition to any other remedies that may be available to the Company or any of its Subsidiaries under this Agreement or otherwise, the Company or its Subsidiaries shall be entitled to obtain temporary restraining orders, preliminary and permanent injunctions and other equitable relief to specifically enforce Executive's duties and obligations under this Agreement, or to enjoin any breach of this Agreement, without the need to post a bond or other security and without the need to demonstrate special damages.

6.Other Provisions.
6.1Compliance with Code Section 409A.
(a)This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder. This Agreement shall be construed, interpreted and administered to the extent possible in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. If any payment or benefit cannot be provided or made at the time specified herein without the imposition on Executive of any additional tax, penalty, or interest under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such additional tax, penalty, or interest will not be imposed. For purposes of Section 409A, (i) any payments to be made under this Agreement upon a termination of employment that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall only be made if such termination of employment constitutes a “separation from service” under Section 409A; (ii) each payment made under this Agreement shall be treated as a separate payment; and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of payment.
(b)All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)Notwithstanding any provision in this Agreement to the contrary, if, at the time of Executive's separation from service with the Company, the Company has securities which are publicly traded on an established securities market, Executive is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Executive's separation from service with the Company (as determined under Section 409A). If any payments are postponed pursuant to this Section 6.1(c), then such postponed amounts will be paid in a lump sum, without interest, to Executive on the first payroll date that occurs after the date that is six (6) months following Executive's separation from service with the Company. If Executive dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Executive's estate within sixty (60) days after the date of Executive's death.
(d)Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
6.2Compensation Committee. All discretionary and other actions and authority granted to the Compensation Committee by this Agreement may be taken by the Compensation Committee or by the full Board with any non-independent director recusing himself therefrom.
6.3Indemnification. Executive shall be entitled to the same rights to indemnification (and advancement of expenses) in connection with his service as a director and executive officer of the Company or any of its Subsidiaries as those rights to indemnification (and advancement of expenses) provided to the Company's directors. Executive's rights to indemnification specifically include all such rights arising pursuant to, and to the fullest extent permissible under, (a) the Company's Articles of Incorporation and Bylaws; (b) any written agreements between the Company and its directors or officers; (c) insurance policies providing coverage to the Company's and/or any Subsidiary's directors, officers and employees, including any directors and officers indemnification insurance; and (d) applicable law.
6.4Executive's Representations. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound. Executive represents and warrants that he is not subject to any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or any other obligation to any former employer or to any other person or entity in any way relating to the right or ability of Executive to be employed by or perform services for the Company and its Subsidiaries. Executive further represents and warrants that he has not disclosed to the Company or to its Subsidiaries, and covenants that he will not disclose to the Company or to its Subsidiaries or use in connection with his employment with the Company, any Trade Secrets or proprietary information from any of his prior employers or from any other person or entity.
6.5Cooperation in Third-Party Disputes. During the Term and for a period of three (3) years thereafter, at the request of the Company, Executive shall cooperate with the Company and its Subsidiaries and each of their respective attorneys or other legal representatives in connection with any claim, litigation, or judicial or arbitral proceeding against the Company or any of its Subsidiaries or affiliates by any third party. Executive's duty of cooperation shall include, but shall not be limited to, (a) meeting with the Company's or its Subsidiaries' attorneys or other legal representatives by telephone or in person at mutually convenient times and places in order to state truthfully Executive's knowledge of the matters at issue and recollection of events; (b) appearing at the Company's or its Subsidiaries' or their respective attorneys' request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive's then-current employer or personal commitments) as a witness at depositions, trials or other proceedings, without the necessity of a subpoena, in order to state truthfully Executive's knowledge of the matters at issue; and (c) signing at the Company's request declarations or affidavits that truthfully state the matters of which Executive has knowledge. Such services will be without additional compensation if Executive is then employed by the Company or any Subsidiary and for reasonable compensation and subject to his reasonable availability if he is not so employed. The Company shall promptly reimburse Executive for Executive's actual and reasonable travel or other out-of-pocket expenses (including reasonable attorneys' fees) that Executive may incur in cooperating with the Company and its Subsidiaries under this Section 6.5.
6.6Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.
6.7Construction. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions. All references to the Company in this Agreement shall include, unless the context otherwise requires, all Subsidiaries and controlled affiliates of the Company. The parties acknowledge that this Agreement is the result of arm's-length negotiations between sophisticated parties represented by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
6.8Arbitration. Except as necessary for the Company and its Subsidiaries, affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any controversy, claim, dispute or question arising out of or relating to, or in connection with this Agreement or its interpretation, performance or nonperformance, or any breach thereof, or termination of Executive's employment, or any other aspect of the employment relationship between Executive and the Company, whether arising in tort, contract, statute, regulation or otherwise, including, without limitation, claims of discrimination, harassment or retaliation under any federal, state or local law or regulation, or any other dispute by and between the parties or their Subsidiaries, affiliates, successors or assigns related thereto, shall be submitted to binding arbitration in Atlanta, Georgia according to Georgia law and the rules and procedures of the American Arbitration Association. The decision of the arbitrators shall be final and binding as to any matter submitted to them under this Agreement, and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties agree that each party shall bear its or his own expenses incurred in connection with any such dispute. For the avoidance of doubt, no counsel for any party shall be disqualified from representing such counsel's clients in connection with any dispute hereunder as a result of such counsel's role in negotiating or drafting this Agreement.
6.9Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, by nationally-recognized overnight courier service or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, when delivered by nationally-recognized overnight courier service or, if mailed, five (5) days after the date of deposit in the United States mails as follows:

If to the Company, to:
Columbia Property Trust, Inc.
One Glenlake Parkway
Atlanta, Georgia 30328
Attention: Chairman of the Board of Directors

If to Executive, to
E. Nelson Mills
One Glenlake Parkway
Atlanta, Georgia 30328

Any such person may, by notice given in accordance with this Section 6.9 to the other parties hereto, designate another address or person for receipt by such person of notices hereunder.
6.10Entire Agreement. This Agreement contains the entire agreement between the parties and their predecessors with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, any offer of employment letter sent by the Company to Executive.
6.11Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
6.12Assignment. This Agreement, and Executive's rights and obligations hereunder, may not be assigned by Executive, and any purported assignment by Executive in violation hereof shall be null and void. This Agreement, and the Company's rights and obligations hereunder, may not be assigned by the Company except that the Company may assign its rights and obligations to any Subsidiary or affiliate of the Company, provided that any such assignment shall not relieve the Company of any obligations hereunder that are not performed by such Subsidiary or affiliate, and any purported assignment by the Company in violation hereof shall be null and void. Notwithstanding the foregoing, in the event of any sale, transfer or other disposition of all or substantially all of the Company's assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder to a successor in interest to substantially all of the business operations of the Company.
6.13Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.
6.14Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 3.7, 4, 5, 6.1, 6.3, 6.5, 6.8, 6.9, 6.14 and 6.15 and the provisions of this Section 6 (to the extent necessary to effectuate the survival of Sections 3.7, 4, 5, 6.5, 6.8, 6.14 and 6.15) shall survive termination of this Agreement and any termination of Executive's employment hereunder. Notwithstanding any other provision of this Agreement to the contrary, Sections 5.2 and 5.3 shall not apply in the event of a termination of Executive's employment that occurs upon or following the expiration of the Term.
6.15Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the conflicts of laws principles thereof.
6.16Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.
6.17Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.
[Signature Page Follows.]

IN WITNESS WHEREOF, Executive has executed and delivered this Agreement, and the Company has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

COLUMBIA PROPERTY TRUST, INC.

By:    /s/ John L. Dixon
Name:    John L. Dixon
Title:    Chairman of the Board

/s/ E. Nelson Mills
E. Nelson Mills

Exhibit A
GENERAL RELEASE
This GENERAL RELEASE is entered into by E. NELSON MILLS (the “Executive”) on behalf of himself, his agents, attorneys, assigns, heirs, executors, administrators, beneficiaries, and personal and legal representatives.

WITNESSETH

WHEREAS, Executive's employment with Columbia Property Trust, Inc. (the “Company”) is terminated as of _____________, 20__;

WHEREAS, pursuant to Section 4.4, Section 4.5 or Section 4.6 (as applicable) of that certain Employment Agreement, dated August 6, 2013, between the Executive and the Company (“Agreement”), Executive is eligible to receive certain post-termination severance payments, the receipt of which is expressly conditioned upon the Executive's execution of this General Release;

THEREFORE, in consideration of the severance payments set forth in Section 4.4, Section 4.5 or Section 4.6 of the Agreement (as applicable), the Executive hereby agrees as follows:

1.    Representations. The Executive represents and agrees that he has had a full and adequate opportunity to discuss and consider his claims. Further, the Executive represents and agrees that:

a.    This General Release is written in a manner that he understands;

b.    This General Release and the promises made herein by Executive are granted in exchange for consideration which is in addition to anything of value to which he is already entitled;

c.    Executive has been advised to, by virtue of the receipt of this General Release, and has had an opportunity to, consult with an attorney prior to deciding whether to enter into this General Release;

d.    Executive has been given at least twenty-one (21) days within which to consider this General Release. In the event Executive executes this General Release prior to the end of the twenty-one (21) day period, he certifies by that execution that he knowingly and voluntarily waived the right to the full twenty-one (21) day consideration period, for reasons personal to him, with no pressure by the Company or its representatives to do so; and

e.    Executive is being provided with seven (7) days following his execution of this General Release to revoke his release of any claim under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (“ADEA”). Should Executive elect to revoke his release of claims under the ADEA, he shall provide notice to the Company as set forth in Section 6.9 of the Agreement. Should Executive revoke his release of claims under the ADEA, the Executive shall not be entitled to any post-termination severance payments pursuant to Section 4.4, Section 4.5 or Section 4.6 of the Agreement, as applicable.

2.    NO ADMISSION OF LIABILITY. Executive agrees and acknowledges that this General Release shall never at any time or for any purpose be construed as an admission by the Company of any liability. The Company specifically disclaims any liability to the Executive or to any other person or entity.
3.    General Release.
a.    In exchange for the post-termination severance payments provided by the Company, as set forth in Section 4.4, Section 4.5 or Section 4.6 of the Agreement (as applicable), Executive, on behalf of himself, his agents, attorneys, assigns, heirs, executors, administrators, beneficiaries, and personal and legal representatives, hereby releases and forever discharges the Company and any of its affiliates, subsidiaries, and related, parent or successor corporations, its benefit plans and programs, and all of its present and former agents, directors, officers, shareholders, employees, owners, representatives, insurers, administrators, trustees, and attorneys (hereinafter referred to as the “Released Parties”), or any of them, to the full extent permitted by law, from any and all losses, costs, expenses, liabilities, claims, causes of action (in law or in equity), suits, judgments, debts, damages, rights and entitlements of every kind and description (hereinafter collectively referred to as “Released Claims”), whether known or unknown, fixed or contingent, directly or indirectly, personally or in a representative capacity, that he has now or may later claim to have had against the Company or any other Released Party by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time up to and including the date of execution of this General Release, including, without limitation, Released Claims arising out of his employment or the termination of his employment with the Company.
b.    This general release includes, but is not limited to, all claims, manner of actions, causes of action (in law or in equity), suits or requests for attorneys' fees and/or costs under the Employee Retirement Income Security Act of 1974; Title VII of the Civil Rights Act of 1964 as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Worker's Benefits Protection Act (“OWBPA”); the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the anti-retaliation provisions of the Fair Labor Standards Act; the Equal Pay Act; the Pregnancy Discrimination Act; the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Occupational Safety and Health Act; the National Labor Relations Act; the Genetic Information Nondiscrimination Act of 2008; 42 U.S.C. §§ 1981 through 1988; any federal, state or local law regarding retaliation for protected activity or interference with protected rights; and any state or local law, including, but not limited to, common law claims of outrageous conduct, intentional or negligent infliction of emotional distress, negligent hiring, breach of contract, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment, interference with employment relationship, civil rights, fraud and deceit and all other claims of any type or nature, including, without limitation, all claims for damages, wages, compensation, vacation, reinstatement, medical expenses, punitive damages, and claims for attorneys' fees. Executive and the Company intend that this release shall discharge all Released Claims against the Company and all other Released Parties to the full and maximum extent permitted by law. Executive and the Company further agree that to the extent that the waiving of certain claims is prohibited as a matter of law, this General Release is not intended to waive any such claims.
c.    Except as necessary to enforce the terms of the Agreement, the Executive covenants and agrees not to bring any claim against the Company or any other Released Party concerning any of the matters covered by this General Release. In the event that the Executive breaches this promise, and brings any claim against the Company or any other Released Party concerning any of the matters covered by this General Release, except as necessary to enforce the terms of the Agreement, the Executive shall: (i) forfeit and tender back to the Company all of the post-termination severance payments provided to the Executive pursuant to Section 4.4, Section 4.5, or Section 4.6 of the Agreement within ten (10) days except for $100.00, unless his action is based on the ADEA and/or OWBPA; (ii) provide the Company at least ten (10) days prior to filing any action written notice of any action or proceeding and a copy of the complaint or other document by which such action is to be initiated; (iii) hold the Company and any other Released Party harmless from any claim asserted in such action and indemnify the Company from all costs and expenses, including attorneys' fees, arising from the defense of such claim, unless his action is based on the ADEA and/or OWBPA in which case costs and expenses, including attorneys' fees, are governed by federal law. In addition, the dispute resolution provisions set forth in Section 6.8 of the Agreement are incorporated herein and apply with equal force to this General Release.

EXECUTIVE:

E. Nelson Mills

Date